UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2017

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 400, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2017, Gregory W. Gurley, Vice President of Product Management, Marketing and National Accounts of Huttig Building Products, Inc. (the “Company”) announced that he would leave the Company effective December 31, 2017. Mr. Gurley, who was named to his position in 2007, will assist in the orderly transition of his responsibilities.

In connection with Mr. Gurley’s departure and his ongoing transition services, the Company and Mr. Gurley entered into a separation agreement pursuant to which, among other things, the Company agreed to pay Mr. Gurley severance of $329,862.52, less applicable withholding, payable in equal installments over a three month severance period beginning on January 1, 2018 and ending on March 31, 2018. The Company agreed to allow continued vesting of restricted stock shares held by Mr. Gurley during the severance period such that 27,461 shares of Company common stock will vest during the three month severance period. All other unvested equity awards held by Mr. Gurley will be forfeited. In exchange for the severance, Mr. Gurley agreed to release the Company of claims and also agreed to covenants of confidentiality, non-solicitation and non-compete.

The foregoing description of the separation agreement is qualified in its entirety by reference to the agreement itself, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement dated October 18, 2017, by and between the Company and Gregory W. Gurley

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.
(Registrant)

Date: October 23, 2017

/s/ Oscar A. Martinez
Oscar A. Martinez
Vice President and Chief Financial Officer